EXHIBIT 10 (n)

Broadcast Agreement with Olympusat

[KARMA MEDIA: Business with a Conscience™]

Broadcast Agreement

This agreement is between Olympusat located in West Palm Beach Florida and Karma Media, Inc. with corporate offices located in El Monte California.

Terms of Agreement:

Olympusat agrees to broadcast two 30-minute programs entitled Estelle's Paradise in both English and Spanish on the station known as Colours Television.  Broadcast shall begin the week of May 10th 2004 for a period of 52 consecutive weeks and either party may terminate this agreement for any reason with a 60-day advance written notice.  This agreement is automatically renewable unless either party desires to change all or part of the terms contained within this agreement.  Olympusat agrees to broadcast Estelle's Paradise (both English and Spanish versions) a minimum of once per week between the hours of 6AM and 12 midnight.  Providing this minimum requirement is fulfilled, Olympusat may broadcast either or both versions on an unlimited basis.  Program grids are updated monthly and can be viewed on the Colours TV website.

Olympusat and Karma Media will split the commercial time 50/50 for each 30-minute episode.  This commercial time is designated as 3½  minutes for Olympusat and 3½  minutes for Karma Media.

Karma Media will deliver to Olympusat episodes on Beta SP in a timely manner so that Olympusat may have sufficient time to review each episode prior to broadcast and to have sufficient time to insert commercials.  In the event an episode is determined not suitable for broadcast, Olympusat may use a previously broadcast episode.

It is the intent of Karma Media to provide Olympusat with a minimum of 26 episodes for the 52 weeks duration of this agreement.  Should this not occur, Olympusat may elect to cancel this agreement with a 60-day advance written notice.  Karma Media will notify Olympusat of any circumstances that may cause a delay or inability as to the production of 26 different episodes such as equipment failure, illness, death or lack of production funding.

9660 Flair Drive, Suite 328 El Monte, CA 91731 • Tel. 310-397-1200 • Fax 310-398-2211

[KARMA MEDIA: Business with a Conscience™]

Olympusat agrees to insert commercials per the direction of Karma Media and Olympusat agrees to provide Karma Media with affidavits to validate shows and commercials have aired property.

Karma Media acknowledges that Colours TV is a non-profit broadcaster and understands that commercials submitted may be rejected due to non-compliance of guidelines set forth by the broadcaster.

Olympusat agrees to notify Karma Media of any new distribution outlets for Colours TV.

Olympusat acknowledges that it is strictly prohibited from re-selling, licensing or bartering Estelle's Paradise to any other broadcaster or individual not mentioned in this agreement.

By signing below both parties agree to the terms of this agreement and acknowledge that they are authorized to execute this agreement.

/s/	Date:	4/16/04
Olympusat

/s/ Dominique Einhorn	Date:	04/16/04
Karma Media Dominique Einhorn, CEO

9660 Flair Drive, Suite 328 El Monte, CA 91731 • Tel. 310-397-1200 • Fax 310-398-2211